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EXHIBIT 99.3

For Immediate Release

                 ONTRO ANNOUNCES EMPLOYEE FURLOUGHS TO CONSERVE
             FINANCIAL RESOURCES WHILE COMPANY SEEKS NEW INVESTMENT

         POWAY, California - August 23, 2002 - Ontro, Inc. (Nasdaq: ONTR) announced today that it had placed 12 of the Company's 18 employees on furlough in order to conserve financial resources while it seeks additional financing to support its continued operation.

         The Company reported that it is in discussions with potential new investors for a convertible debt financing to replenish the Company's depleted cash reserves as soon as possible. The proposed convertible debt is to have a fixed conversion price subject to one possible reduction to match pricing in a subsequent equity financing. Ontro is also exploring other fundraising initiatives with certain potential strategic partners to provide sufficient capital to realize the Company's potential long-term intrinsic value for stockholders. As of August 1, 2002 the Company had approximately $80,000 in cash reserves.

         James A. Scudder, President and CEO stated, "Although we currently face a number of very significant challenges to our continuing as an operating enterprise-- including lack of sufficient capital and a potential de-listing by the Nasdaq SmallCap Market--at a time when investment capital for similarly situated development-stage companies is scarce; we remain optimistic about the future commercialization prospects for our technology and we are diligently working to overcome these issues.

         "As it was previously announced, Ontro has requested and been granted an oral hearing before a Nasdaq Listing Qualifications Panel to appeal the Nasdaq Listing Qualifications Department's determination to de-list Ontro's securities from the Nasdaq SmallCap Market. The hearing date is set for September 12, 2002. However, based on the number of pressing issues now facing the Company, Ontro believes that it may not be in a position to present a plan that adequately addresses the issues raised by the Nasdaq staff by the scheduled September 12, 2002 hearing date absent a resolution of the issues relating to Ontro's largest shareholder."

ABOUT ONTRO

         Ontro is a leading developer of proprietary, patented technology to produce, self-heating beverage containers. Ontro's revolutionary container is similar in size and shape to an ordinary-sized 16-oz. beverage can. It is designed to self-heat beverages and foods, anytime, anywhere; and will contain products like coffee, tea, hot chocolate and soups for nationwide sale in supermarkets, convenience stores and specialty retailers. Ontro has also begun development of chaffing dishes and other technologies to provide heating sources to consumers and the food service industry in order to eliminate the need for a flammable heat source.


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SAFE HARBOR


Except for historical information contained herein, the matters discussed in this news release involve forward-looking statements, and involve projections of future events and occurrences that are subject to many risks and uncertainties. These risks and uncertainties include but are not limited to Ontro's continued listing of its securities on the Nasdaq SmallCap Market as well as Ontro's ability to raise additional funds for continuing operations. Such risks also include those referenced in the Company's most recent Quarterly Report on Form 10-QSB, and its most recent Annual Report on Form 10-KSB, as well as those referenced in the Company's other public reports and announcements. Actual results may differ materially from those projected herein. Such forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any intent or obligation to update these or other forward-looking statements.


Contacts:

James A. Scudder, President
Kevin A. Hainley, CFO
Ontro, Inc.
(858) 486-7200